EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
January 17, 2006	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro, Inc. Announces the Promotion of Brian Goldner

To Chief Operating Officer

Company to Combine North American Toys and Games Segments

Pawtucket, RI - January 17, 2006 – Brian Goldner, 42, a toy industry veteran who has held a number of senior posts within the company, has been named Chief Operating Officer, it was announced today by Alfred J. Verrecchia, Hasbro’s (NYSE:HAS) President and Chief Executive Officer.  The Company also announced that it will combine its US Toys and Games segments and come to market as a single organization in North America.

In this new role, Goldner will have day-to-day responsibility for all of Hasbro’s North American toy and game operations.  In addition, he will have responsibility for worldwide product development and the global supply chain.  The International segment will continue to report to Mr. Verrecchia.

“I am very pleased that Brian will be assuming the role of Chief Operating Officer,” Verrecchia said.  “He has been at the forefront of Hasbro’s drive to bring innovation and growth to the toy industry and his tremendous experience and entrepreneurial spirit will serve him well in his new role.”

“This new organization allows us to bring the best and brightest of both toys and games together for the first time,” Goldner said. “It will allow us to re-invest in our business and gives us opportunities to grow and better serve our customers by bringing more innovative products to market. I am very pleased that Frank Bifulco, previously President of the Games segment will serve as our Chief Sales Officer responsible for sales and trade marketing throughout North America.” Goldner added.

Goldner, who most recently served as the Company’s President, U.S. Toy Segment, joined Hasbro in 2000 from Bandai America Inc. where he was Chief Operating Officer.  He is a graduate of Dartmouth College and serves on the Board of Directors of Bradley Hospital in Rhode Island.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.  ©2006 Hasbro, Inc.  All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning opportunities for the Company to grow and improve its performance through consolidation and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market or consumer demand, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of retailers; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated efficiencies and other benefits of consolidating portions of the Company’s business may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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